EXECUTION VERSION

AMENDMENT NO. 1 TO CREDIT AGREEMENT

This AMENDMENT NO. 1 TO CREDIT AGREEMENT (this “Amendment”), dated as of December 7, 2020 (the “Effective Date”), is entered into by and among PREDEX, a Delaware statutory trust, as borrower (the “Borrower”), CREDIT SUISSE AG, acting through its CAYMAN ISLANDS BRANCH, as administrative agent (in such capacity, the “Administrative Agent”), collateral agent (in such capacity, the “Collateral Agent” and, together with the Administrative Agent, the “Agents”), and initial lender (the “Initial Lender”) and the other lenders from time to time party hereto (together with the Initial Lender, the “Lenders”), under that certain Credit Agreement, dated as of December 10, 2019, by and among the Borrower, the Agents and the Lenders (as may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). Capitalized terms used herein and not otherwise defined herein shall have the meanings given to such terms in the Credit Agreement.

W I T N E S S E T H:

WHEREAS, the Borrower, the Agents and the Lenders are party to the Credit Agreement;

WHEREAS, the Borrower has requested that the Agents and the Lenders agree, and the Agents and the Lenders so agree, to amend the Credit Agreement on the terms and conditions set forth herein;

WHEREAS, the Agents and the Lenders consent to this Amendment constituting a Renewal Request;

NOW, THEREFORE, in consideration of the premises set forth above, the terms and conditions contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.       Amendments to Credit Agreement. Effective as of the Effective Date and subject to the satisfaction of the conditions precedent set forth in Section 3 below, the Credit Agreement is hereby amended as follows:

(a)       Section 1.02 of the Credit Agreement is hereby amended by adding the following new definitions in the appropriate alphabetical order:

““Anti-Corruption Laws” means any applicable law relating to or concerning the prevention of corruption or bribery, including, without limitation, the Foreign Corrupt Practices Act of 1977 (15 U.S.C. §§ 78dd-1 et seq.).

“Anti-Terrorism Laws” means any applicable law relating to money laundering or terrorism, including, without limitation, the Bank Secrecy Act, the USA PATRIOT Act, and any executive orders or regulations promulgated thereunder.

“Benchmark Replacement” means the sum of: (a) the alternate benchmark rate (which may include Term SOFR) that has been selected by the Administrative Agent and the Borrower, giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to LIBOR for U.S. dollar-denominated syndicated or bilateral credit facilities and (b) the Benchmark Replacement Adjustment; provided that, if the Benchmark

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Replacement as so determined would be less than zero, the Benchmark Replacement will be deemed to be zero for the purposes of this Agreement.

“Benchmark Replacement Adjustment” means, with respect to any replacement of LIBOR with an Unadjusted Benchmark Replacement for each applicable Interest Period, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower, giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of LIBOR with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of LIBOR with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated or bilateral credit facilities at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Alternate Interest Rate,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest and other administrative matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement).

“Benchmark Replacement Date” means the earlier to occur of the following events with respect to LIBOR:

(1)       in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of LIBOR permanently or indefinitely ceases to provide LIBOR; or

(2)       in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to LIBOR:

(1)       a public statement or publication of information by or on behalf of the administrator of LIBOR announcing that such administrator has ceased or will cease to provide LIBOR, permanently or indefinitely,

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provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide LIBOR;

(2)       a public statement or publication of information by the regulatory supervisor for the administrator of LIBOR, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the administrator for LIBOR, a resolution authority with jurisdiction over the administrator for LIBOR or a court or an entity with similar insolvency or resolution authority over the administrator for LIBOR, which states that the administrator of LIBOR has ceased or will cease to provide LIBOR permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide LIBOR; or

(3)       a public statement or publication of information by the regulatory supervisor for the administrator of LIBOR announcing that LIBOR is no longer representative.

“Benchmark Transition Start Date” means (a) in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication) and (b) in the case of an Early Opt-in Election, the date specified by the Administrative Agent or the Required Lenders, as applicable, by notice to the Borrower, the Administrative Agent (in the case of such notice by the Required Lenders) and the Lenders.

“Benchmark Unavailability Period” means, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to LIBOR and solely to the extent that LIBOR has not been replaced with a Benchmark Replacement, the period (x) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced LIBOR for all purposes hereunder in accordance with Section 2.14 and (y) ending at the time that a Benchmark Replacement has replaced LIBOR for all purposes hereunder pursuant to Section 2.14.

“Early Opt-in Election” means the occurrence of:

(1)       (i) a determination by the Administrative Agent or (ii) a notification by the Required Lenders to the Administrative Agent (with a copy to the Borrower) that the Required Lenders have determined that U.S. dollar-denominated syndicated credit facilities being executed at such time, or that include language similar to that contained in Section 2.14, are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace LIBOR, and

(2)       (i) the election by the Administrative Agent or (ii) the election by the Required Lenders to declare that an Early Opt-in Election has occurred and the provision, as applicable, by the Administrative Agent of written notice of such

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election to the Borrower and the Lenders or by the Required Lenders of written notice of such election to the Administrative Agent.

“Federal Reserve Bank of New York’s Website” means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.

“OFAC” means the United States Department of the Treasury’s Office of Foreign Assets Control.

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

“Sanctioned Country” means a country, region or territory subject to a comprehensive sanctions program by OFAC or the U.S. Department of State or other applicable sanctions authorities (as of the Effective Date, Cuba, Iran, North Korea, Syria, and the Crimea region of Ukraine).

“Sanctioned Person” means (a) a Person named on the list of “Specially Designated Nationals and Blocked Persons” maintained by OFAC available at http://www.treasury.gov/resource-center/sanctions/SDN-List/Pages/default.aspx, or as otherwise published from time to time; (b) a Person that is the subject of any sanctions administered or enforced by OFAC or the U.S. Department of State, the United Nations, the European Union, the United Kingdom (Her Majesty’s Treasury), Switzerland (Swiss Secretariat for Economic Affairs), Hong Kong, Singapore or other applicable sanctions authorities (collectively, “Sanctions”); (c) an agency of the government of, or an organization controlled by, a Sanctioned Country; or (d) a Person resident in a Sanctioned Country.

“SOFR” with respect to any day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark, (or a successor administrator) on the Federal Reserve Bank of New York’s Website.

“Term SOFR” means the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.”

(b)       The definition of “LIBOR” now appearing in Section 1.02 of the Credit Agreement is hereby amended and restated in its entirety as follows:

““LIBOR” means, with respect to any Eurodollar Loan for any Interest Period, an interest rate per annum equal to the product of (a) the rate per annum for a three month period determined by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the commencement of such Interest Period by reference to the ICE Benchmark Administration Interest Settlement Rates for deposits in dollars (as set forth by any service selected by the

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Administrative Agent that has been nominated by the ICE Benchmark Administration as an authorized information vendor for the purpose of displaying such rates) and (b) Statutory Reserves; provided, that if the calculation of LIBOR results in a LIBOR rate of less than zero, LIBOR shall be deemed to be zero for all purposes.”

(c)       Article II of the Credit Agreement is hereby amended by inserting the following new Section 2.14 of the Credit Agreement immediately after Section 2.13 appearing therein:

“Section 2.14 Effect of Benchmark Transition Event.

(a)       any other Loan Document, upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, the Administrative Agent may amend this Agreement to replace LIBOR with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all Lenders and the Borrower so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. Any such amendment with respect to an Early Opt-in Election will become effective on the date that Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders accept such amendment. No replacement of LIBOR with a Benchmark Replacement pursuant to this Section 2.14 will occur prior to the applicable Benchmark Transition Start Date.

(b)       Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

(c)       Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date and Benchmark Transition Start Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes and (iv) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent pursuant to this Section 2.14, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 2.14.

(d)       Benchmark Unavailability Period. Upon the Borrower’s receipt of notice

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of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any Borrowing Request, conversion to or continuation of any Eurodollar Loan, to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or continuation as a Loan bearing interest at the Alternate Interest Rate plus the Applicable Percentage.”

(d)                     Article V of the Credit Agreement is hereby amended by inserting the following new Section 5.08 of the Credit Agreement immediately after Section 5.07 appearing therein:

“Section 5.08 Compliance with Anti-Terrorism Laws and Anti-Corruption Laws. (a) Comply with all applicable Anti-Terrorism Laws and Anti-Corruption Laws in all respects and shall, or shall cause the Administrator to, maintain policies and procedures reasonably designed to ensure compliance with Anti-Terrorism Laws and Anti-Corruption Laws; (b) conduct the requisite due diligence in connection with the transactions contemplated herein for purposes of complying with the Anti-Terrorism Laws, including with respect to the legitimacy of the investors in the Borrower and the origin of the assets used by any such investor used by the Borrower to purchase investments, and will maintain sufficient information to identify its investors for purposes of the Anti-Terrorism Laws; and (c) upon the request of the Administrative Agent from time to time, provide certification and other evidence of the Borrower’s compliance with this Section 5.08.”

(e)       Article VI of the Credit Agreement is hereby amended by inserting the following new Section 6.11 of the Credit Agreement immediately after Section 6.10 appearing therein:

“Section 6.11 Sanctions. (a) Permit any admission of an assignee of an Equity Interest in the Borrower, or as a substitute investor or any admission of a Person as a new investor of the Borrower unless (i) such assignee or substitute or new investor is not a Sanctioned Person, (ii) such assignee or substitute or new investor shall comply with all “know your customer” and other anti-terrorism, anti-money laundering and similar regulations and related policies required by the Borrower or the Investment Advisor, and (iii) such assignment or admission would not result in the Borrower or the Investment Advisor being non-compliant with any rules and regulations applicable to it, or (b) use, contribute, or make available, directly or indirectly, the proceeds derived from this Agreement for business activities relating to Sanctioned Countries, for business activities that are subject to Sanctions, or for business activities involving Sanctioned Persons.”

(f)       Article IX of the Credit Agreement is hereby amended by inserting the following new Section 9.17 after Section 9.16 appearing therein:

“Section 9.17. Electronic Signatures.

(a)	Any signature (including any electronic symbol or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record) hereto or to any other certificate, agreement or document related to the Loan Documents, and any contract formation or record-keeping through electronic means (a “Communication”) shall have the same legal validity and enforceability as a manually executed signature or use of a paper-
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based recordkeeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any similar state law based on the Uniform Electronic Transactions Act, and the parties hereby waive any objection to the contrary. Notwithstanding the foregoing, the Agents and Lenders shall not be obligated to accept any such Communication as an original and may in any instance require that an original document be submitted to the Agents or Lenders in lieu of, or in addition to, any such Communication.

(b)	Each party hereto acknowledges and agrees that it intends to conduct the transactions hereunder (and any other transactions or actions taken in connection with the Loan Documents) by electronic means.”

(g)       The definition of “Commitments” now appearing in Appendix 1 of the Credit Agreement is hereby amended and restated in its entirety as follows:

““Commitments” means, with respect to each Lender, the commitment of such Lender to make Loans hereunder. The amount of the Initial Lender’s Commitment as of December 7, 2020 is $30,000,000. The initial amount of each other Lender’s Commitment shall be set forth in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, but in no event shall the aggregate Commitments be less than $30,000,000, except as may be reduced as set forth in this Agreement.”

(h)       The definition of “Exposure Limit” now appearing in Appendix 1 of the Credit Agreement is hereby amended and restated in its entirety as follows:

““Exposure Limit” means $30,000,000, as such amount may be increased by the aggregate amount of any increases of the Commitments pursuant to Section 2.03(e) or decreased by the aggregate amount of any decreases of the Commitments pursuant to Section 2.03(f).”

(i)       The definition of “Scheduled Maturity Date” now appearing in Appendix 1 of the Credit Agreement is hereby amended and restated in its entirety as follows:

““Scheduled Maturity Date” means December 6, 2021, as such date may be extended from time to time pursuant to Section 2.03(g); provided, that if such day is not a Payment Business Day, the Scheduled Maturity Date shall be the next succeeding Payment Business Day thereafter.”

(j)       The definition of “Tranche Terms” now appearing in Appendix 1 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“Tranche Terms” means the terms set forth in the chart below:

Defined Term	Tranche L	Tranche S	Tranche U
Maximum	$24,000,000	$6,000,000	N/A
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Commitment1
Commitment Fee Rate	0.775%	0.775%	N/A
Applicable Percentage	2.35%	2.35%	1.575%

(k)       The Table of Contents of the Credit Agreement is hereby amended to insert the following new Sections in the proper numerical order and with the applicable page numbers:

“Section 2.14 Effect of Benchmark Transition Event

Section 5.08 Compliance with Anti-Terrorism Laws and Anti-Corruption Laws

Section 6.11 Sanctions

Section 9.17 Electronic Signatures”.

2.       Consent to Renewal Request. Subject to the satisfaction of the conditions precedent in Section 3 below, the Administrative Agent and the Lenders consent to this Amendment constituting a Renewal Request under the Credit Agreement. The Administrative Agent and the Lenders waive the requirement that the Renewal Request must be submitted not less than 60 days and not more than 120 days prior to the Existing Scheduled Maturity Date to be effective.

3.       Conditions of Effectiveness. This Amendment shall become effective and be deemed effective as of the Effective Date, if and only if:

(a)       the Administrative Agent shall have received:

(i)	duly executed copies of this Amendment from the Borrower, each Lender and the Agents;
(ii)	a certificate as to the good standing of the Borrower and any Executing Entity as of a recent date, from the applicable Governmental Authority of its jurisdiction of organization;
(iii)	the results of a search of the Uniform Commercial Code filings (or equivalent filings) made with respect to the Borrower, together with copies of the financing statements (or similar documents) disclosed by such search, satisfactory to the Administrative Agent, in the states (or other jurisdictions) set forth in Appendix 3 of the Credit Agreement;
(iv)	a certificate of a Borrower Responsible Officer (A) certifying as to the continued effectiveness of the matters set forth in the closing certificate delivered pursuant to Section 4.02(b) of the Credit Agreement and (B) setting forth the information required pursuant to Appendix 3 or confirming that there has been no change in such information since the date of the Credit Agreement or the date of the most recent certificate delivered pursuant to this Section 2.03(g)(iii); and

1 1 As of December 7, 2020.

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(v)	copies of all additional documents and certificates as the Administrative Agent or its counsel may reasonably request;

(b)       no Default or Event of Default shall have occurred and be continuing or shall result from the execution of this Amendment;

(c)       each of the Specified Conditions set forth in clauses (a), (c) and (d) in the definition thereof shall have been satisfied;

(d)       the Risk Ratio shall be less than or equal to 20%; and

(e)       (i) in the case of Tranche L Loans, the Tranche L Draw Condition shall be satisfied, (ii) in the case of the Tranche S Loan, the Tranche S Draw Condition shall be satisfied and (iii) in the case of Tranche U Loans, the Tranche U Draw Condition shall be satisfied.

4.       Representations and Warranties and Reaffirmations of the Borrower. The Borrower hereby represents and warrants to the Agents and the Lenders that (before and after giving effect to this Amendment):

(a)       Each of this Amendment and the Credit Agreement as previously executed and as amended hereby (the “Amended Credit Agreement”) constitutes legal, valid and binding obligations of the Borrower and is enforceable against the Borrower in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally or by general equitable principles relating to enforceability.

(b)       This Amendment (including, without limitation, the execution thereof using electronic means) (i) has been duly authorized by all requisite corporate, limited liability or partnership action (as applicable) of the Borrower or any Executing Entity and has been duly executed and delivered by the Borrower or any Executing Entity, and shall be in full force and effect and (ii) will not (A) (1) violate any provision of the Organization Documents of the Borrower or any Executing Entity or any law, statute, rule, regulation or order of any Governmental Authority having jurisdiction over the Borrower or any Executing Entity or (2) result in a default under any provision of any indenture, agreement or other instrument evidencing Indebtedness or any other material agreement to which the Borrower is a party or by which it or any of its property is or may be bound, (B) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, or give rise to any right to accelerate or to require the prepayment, repurchase or redemption of any obligation under any such indenture, agreement or other instrument or (C) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by the Borrower (other than any Lien created under the Loan Documents).

(c)       Upon the effectiveness of this Amendment and after giving effect hereto, the Borrower hereby reaffirms all covenants, representations and warranties made in the Amended Credit Agreement and the other Loan Documents to which it is a party (including, on and immediately after the Effective Date) and certifies that all such representations and warranties are true and correct in all respects with respect to representations and warranties containing qualifications as to materiality, and true and correct in all material respects with respect to representations and warranties without qualifications as to materiality, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all respects with respect to representations and warranties containing qualifications as to materiality, and true and correct in all material respects with respect to representations and warranties without qualifications as to materiality, on and as of such earlier date).

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(d)       No Default or Event of Default has occurred and is continuing (including on the Effective Date) or will result after giving effect to this Amendment.

(e)       Each of the Specified Conditions set forth in clauses (a), (c) and (d) in the definition thereof have been satisfied.

(f)       The Risk Ratio is less than or equal to 20%.

(g)       (i) In the case of Tranche L Loans, the Tranche L Draw Condition is satisfied, (ii) in the case of the Tranche S Loan, the Tranche S Draw Condition is satisfied and (iii) in the case of the Tranche U Loans, the Tranche U Draw Condition is satisfied.

5.       Reference to the Effect on the Credit Agreement.

(a)       Upon the effectiveness of Section 1 and 2 hereof, on and after the Effective Date, each reference in the Credit Agreement (including any reference therein to “this Agreement,” “hereunder,” “hereof,” “herein” or words of like import referring thereto) or in any other Loan Document shall mean and be a reference to the Amended Credit Agreement.

(b)       Except as specifically modified above, the Credit Agreement and all other documents, instruments and agreements executed and/or delivered in connection therewith, shall remain in full force and effect, and are hereby ratified and confirmed.

(c)       The execution, delivery and effectiveness of this Amendment shall not directly or indirectly operate as a waiver of any Default or Event of Default (whether or not known to any Lender or the Administrative Agent) or any other right, power or remedy of the Lenders or the Agents, nor constitute a waiver of any provision of the Credit Agreement, any other Loan Document or any other documents, instruments or agreements executed and/or delivered in connection therewith.

6.       GOVERNING LAW. THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK BUT OTHERWISE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF).

7.       Headings. Section headings in this Amendment are included herein for convenience of reference only, are not part of this Amendment and are not to affect the construction of, or to be taken into consideration in interpreting, this Amendment.

8.       Counterparts. This Amendment may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract, and shall become effective as provided in Section 3. Delivery of an executed signature page to this Amendment by facsimile transmission or electronic mail in .pdf format shall be as effective as delivery of a manually signed counterpart of this Amendment.

9.       Electronic Signatures. Any signature (including any electronic symbol or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record) hereto or to any other certificate, agreement or document related to the Loan Documents, and any contract formation or record-keeping through electronic means (a “Communication”) shall have the same legal validity and enforceability as a manually executed signature

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or use of a paper-based recordkeeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any similar state law based on the Uniform Electronic Transactions Act, and the parties hereby waive any objection to the contrary. Notwithstanding the foregoing, the Agents and Lenders shall not be obligated to accept any such Communication as an original and may in any instance require that an original document be submitted to the Agents or Lenders in lieu of, or in addition to, any such Communication. Each party hereto acknowledges and agrees that it intends to conduct the transactions hereunder by electronic means.

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IN WITNESS WHEREOF, this Amendment has been duly executed as of the day and year first above written.

PREDEX, as Borrower

By: /s/

Name: Michael Achterberg

Title: Treasurer

Signature Page to Amendment No. 1 Credit Agreement (PREDEX)

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CREDIT SUISSE AG, acting through its Cayman Islands Branch, as Initial Lender and as Administrative Agent and Collateral Agent

By: /s/

Name: Susan Enright

Title: Authorised Signatory

By: /s/

Name: Jeffrey Jaenicke

Title: Authorised Signatory

Signature Page to Amendment No. 1 to Credit Agreement (PREDEX)